Exhibit 99.1

                         Cohesant Technologies Reports
                     Results For Fiscal 2007 First Quarter



    INDIANAPOLIS--(BUSINESS WIRE)--March 26, 2007--Cohesant
Technologies Inc. (NASDAQ:COHT) today reported results for the first quarter of fiscal 2007.

    The Company's GlasCraft subsidiary had revenues were $3,836,234, a 21% increase over the same period last year. Net Income was up 10% from last year quarterly income to $337,135. This was the best 1st Quarter in GlasCraft's history, exceeded on a quarterly revenue and income basis only by its previous quarter, the 4th quarter of 2006.

    GlasCraft's excellent performance was overshadowed by losses at both divisions of the Company's CIPAR Subsidiary. Revenues at CIPAR's Rehabilitation Services division were $777,627, a decrease of $611,027 or 44%. The revenue shortfall was caused primarily by a downturn in the market for pipe replacement services in Western Canada, resulting in a 45% decrease in pipe replacement revenues. The decline in the pipe replacement market was partially offset by a 131% increase in pipe lining services in Western Canada. The division's loss of ($103,687) was exacerbated by an increase in overhead costs related to the opening, in mid-January of the Company's residential CuraFlo operations in Cleveland, Ohio and from CuraFlo Spincast Services which was formed with the assets of Triton Insitutech purchased in September 2006. CuraFlo Midwest and CuraFlo Spincast are expected to begin contributing material revenues to offset this increased overhead in the second half of 2007.

    Revenues at the CIPAR's Franchising and Licensing division were $1,511,258, a decrease of $343,864 or 19% from the same period last year. Franchising and Licensing experienced a net loss of ($78,465). The revenue decline was primarily due to continued weakness at the Company's Raven division. The delay of the launch of the CuraFlo Commercial franchise offering until the second quarter of fiscal 2007 contributed to the loss.

    As a result of the losses at CIPAR's two operating divisions, Cohesant experienced its first quarterly loss since 1997. Consolidated net revenues decreased 4% to $6,182,329 from $6,465,597 realized in the 2006 period. The Company had a consolidated net loss of ($53,141), compared to net income of $379,672 earned in the prior year period. On a fully diluted per share basis, net loss was ($.02) for the first quarter compared to net income of $.12 last year.

    Morris H. Wheeler, the Company's President and Chief Executive Officer, stated, "GlasCraft continues to grow and perform well. This growth has been fueled by the new Guardian platform and other new products. Over the past 12 months, more than 40% of GlasCraft's dispense system and gun sales were attributable to sales of products developed in the past three years." He continued, "Although we are disappointed with the revenue decrease in our Rehabilitation Services Division, starting in 2007, we implemented a strategic shift away from pipe replacement services in favor of pipe lining services. Pipe lining, not replacement, is CuraFlo's core business. I am encouraged that CuraFlo British Columbia was able to more than double its pipe lining business this quarter. Finally, I am pleased to announce that CuraFlo is now offering franchises for sale in certain geographic regions. Although this offering took longer than anticipated to bring to market, we are hopeful that he extra time that we took to strengthen the franchise offering will pay off in the long run. Management is hopeful that Cohesant will be able to return to profitability as our three new businesses -- CuraFlo Franchising, CuraFlo Midwest and CuraFlo Spincast - begin to gain traction during fiscal 2007."

    In other matters, the Board of Directors accepted the resignation of Stuart McNeill, president of the Company's CIPAR division. Mr. McNeill has resigned in order to pursue other business opportunities. Mr. Wheeler stated, "We appreciate Mr. McNeill's efforts over the past year and wish him well in his future endeavors." The Company has not named a replacement for Mr. McNeill. Cohesant also named its first Vice President of Human Resources, Lloyd Buckwell.

    Cohesant Technologies Inc., based in Indianapolis, Indiana is engaged in the protection and renewal of drinking water distribution systems and wastewater collection systems for municipal, industrial, commercial and residential infrastructure, the design, development, manufacture and sale of specialized dispense equipment systems, replacement parts and supplies used in the operation of the equipment and the design, development, manufacture and sale of specialty coatings. The Company markets its products under numerous trade names including; AquataPoxy, CuraFlo, CuraPoxy, GlasCraft, Guardian, Probler and Raven.



                      COHESANT TECHNOLOGIES INC.
                  Summary Financial Data (Unaudited)
----------------------------------------------------------------------
                                 Three Months Ended Three Months Ended
                                 February 28, 2007  February 28, 2006
----------------------------------------------------------------------
Net sales                               $6,182,329         $6,465,597

Income (loss) before income taxes          (85,718)           612,376

Net income (loss)                         $(53,141)          $379,672

Basic and diluted net income
 (loss) per share                          $ (0.02)            $ 0.12

Average number of common shares
 outstanding:
   Basic                                 3,276,213          3,123,263
   Diluted                               3,276,213          3,235,496


    Certain statements contained in this report that are not historical facts are forward-looking statements that are subject to certain risks and uncertainties that could cause actual results to differ materially from those set forth in the forward-looking statement. These risks and uncertainties include, but are not limited to, a slow-down in domestic and international markets for plural components dispensing systems, a reduction in growth of markets for the Company's epoxy coating systems, customer resistance to Company price increases, the successful integration of the CuraFlo and Triton acquisitions and the Company's ability to expand its franchising program and rehabilitation business.



    CONTACT: Cohesant Technologies Inc.
             Morris H. Wheeler, President & Chief Executive Officer,
             317-871-7611